Exhibit 99.2
UST-159
Certification of Principal Financial Officer
Pursuant to 31 C.F.R. § 30.15
     I, Christine M. Rush, certify, based on my knowledge, that:
     (i) The compensation committee of Old Line Bancshares, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury and ending with the last day of the TARP recipient’s fiscal year containing that date (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to Old Line Bancshares, Inc.;
     (ii) The compensation committee of Old Line Bancshares, Inc. has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Old Line Bancshares, Inc., and during that same applicable period has identified any features of the employee compensation plans that pose risks to Old Line Bancshares, Inc. and has limited those features to ensure that Old Line Bancshares, Inc. is not unnecessarily exposed to risks;
     (iii) The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Old Line Bancshares, Inc. to enhance the compensation of an employee, and has limited any such features;
     (iv) The compensation committee of Old Line Bancshares, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
     (v) The compensation committee of Old Line Bancshares, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in
          (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Old Line Bancshares, Inc.;
          (B) Employee compensation plans that unnecessarily expose Old Line Bancshares, Inc. to risks; and
          (C) Employee compensation plans that could encourage the manipulation of reported earnings of Old Line Bancshares, Inc. to enhance the compensation of an employee;

     (vi) Old Line Bancshares, Inc. has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
     (vii) Old Line Bancshares, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (viii) Old Line Bancshares, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (ix) The board of directors of Old Line Bancshares, Inc. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury; this policy has been provided to Treasury and its primary regulatory agency; Old Line Bancshares, Inc. and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;
     (x) Old Line Bancshares, Inc. will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (xi) Old Line Bancshares, Inc. will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

     (xii) Old Line Bancshares, Inc. will disclose whether Old Line Bancshares, Inc., the board of directors of Old Line Bancshares, Inc., or the compensation committee of Old Line Bancshares, Inc. has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
     (xiii) Old Line Bancshares, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (xiv) Old Line Bancshares, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Old Line Bancshares, Inc. and Treasury, including any amendments;
     (xv) Old Line Bancshares, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and
     (xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

By:	/s/ Christine M. Rush
Christine M. Rush
Executive Vice President and Chief Financial Officer

This certification is made solely for the purpose of complying with 31 C.F.R. § 30.15, and is not being filed as part of the Form 10-K or as a separate disclosure document, and may not be disclosed, distributed or used by any person for any reason other than as specifically required by law.